Exhibit 99.2

FOR IMMEDIATE RELEASE October 17, 2008	FOR INFORMATION CONTACT Ronald DeVane 334-340-4300 Krista Conlin 205-251-2225
ServisFirst Bank Dothan Opens
Veteran Bankers Will Lead Dothan Region for Alabama’s Top Bank
Dothan, AL — ServisFirst Bank Dothan, led by President and CEO of the Dothan region, Ronald DeVane, and a group of Dothan’s most experienced and respected bankers, will continue their stream of unprecedented success in Dothan. ServisFirst Bank plans to provide an array of services such as commercial and private banking, cash management, construction and mortgage lending and above all else, superior customer service.
The leadership team is comprised of some of the most experienced and qualified bankers in the Dothan region. President and CEO, Ronald DeVane, announced Harrison Morris will serve as the Executive Vice President and Sr. Lending Officer for ServisFirst Bank Dothan and Barry DeVane as Vice-President of Commercial Lending. Other distinguished leaders include Mitzi Gulledge as Vice-President of Private Banking and Martin Price as Assistant Vice-President of Private Banking.
“We are excited about the opportunities of opening ServisFirst Bank in this growing and prosperous region,” said Ronald DeVane. “We will offer the Dothan region a whole new and different level of banking and banking services. We are committed to offering the highest quality of service and responsiveness to live up to our name, ServisFirst Bank.”
ServisFirst’s success and momentum will allow the bank to serve Dothan’s corporate and personal clients with a large lending capacity and state-of-the-art technology such as remote deposit express service.
ServisFirst Bank Dothan’s temporary office is located at 256 Honeysuckle Road, Brightleaf Court, Suite 12, Dothan, Alabama with plans to open a main office in early 2009. Additional offices in Dothan will follow in the near future.
Ronald A. DeVane
Mr. DeVane graduated from Troy University and majored in Business Administration. He began his banking career with SouthTrust Bank in Dothan in 1974. In 1993, Mr. DeVane was named President of the Dothan Market and in 1999 he was named CEO of the Dothan Market. From July 2002 — December 2003, Mr. DeVane served as CEO for SouthTrust Bank of Atlanta and North Georgia. In Jan 2004, Mr. DeVane was named CEO of the Community Bank Division of SouthTrust. In September 2004, he was named CEO for Wachovia Midsouth Region which encompassed AL, TN, MS and the FL panhandle. Mr. DeVane retired from Wachovia in March 2006. Currently, Mr. DeVane serves as President and CEO for ServisFirst Bank Dothan.

Mr. DeVane is a Trustee of Samford University, a member of the Troy University Foundation Board, a Trustee of the Southeast Alabama Medical Center Foundation Board, and a Board Member of the National Peanut Festival Association.
Harrison Morris
Mr. Morris received his Bachelors of Business Administration from the University of Mississippi in May of 1998. Shortly after graduating, he joined SouthTrust Bank in Montgomery, AL as a Commercial Loan Officer. After SouthTrust was acquired by Wachovia Bank in November of 2004, he was promoted to Senior Community Banker, with responsibilities of overseeing the sales activities of the Commercial Banking operation in Montgomery. In July of 2007, Mr. Morris was named Market President of Wachovia’s operation in Dothan, AL. He served in this capacity until September of 2008, overseeing commercial and retail operations for 10 financial centers in the Dothan area, including offices in Headland, AL and Abbeville, AL. In September of 2008, Mr. Morris joined ServisFirst Bank Dothan as Executive Vice President and Senior Lending Officer.
Barry DeVane
Mr. DeVane graduated from Auburn University in 2000 where he received a Bachelor of Science in Business Administration. He served as the Vice President of Commercial Lending for Mid-South Bank from 2000 to 2007. In 2007 he joined the team at Wachovia Bank and served as their Vice President of Community Banking until 2008. In September 2008 he started with ServisFirst Bank Dothan as Vice President of Commercial Banking.
Mitzi Gulledge
Mitzi Gulledge graduated from Troy University where she attained a Bachelor of Science degree in Business Administration and Finance. She began her banking career as a Financial Services Representative at Wachovia Bank. She was promoted to Market Retail Financial Sales Manager in May of 2000. After 4 years of implementing business development programs and sales promotions for 19 financial centers, she was named Vice President and Financial Sales Leader. In this position she was directly responsible for financial sales and revenue growth of the Dothan hub, encompassing 11 financial centers while supporting expense management. After many years of experience at the former SouthTrust/Wachovia bank, Mitzi Gulledge joined the team at Trinity Bank in 2007, serving as Senior Vice-President and Business Development Officer. In 2008, Mitzi Gulledge started with ServisFirst Bank Dothan as Vice-President of Private Banking.
Martin Price
Mr. Price graduated from Auburn University with a Bachelor of Science degree in Business Administration in 2000. Before joining ServisFirst Bank Dothan as an Assistant Vice President of Private Banking, Martin worked with an investment and insurance firm and then more recently as a private banker for Wachovia.
ABOUT SERVISFIRST:
ServisFirst is a full service bank focused on commercial banking, cash management, private banking and the professional consumer market, emphasizing competitive products, state of the art technology and a focus on quality service. Recently the bank announced its benchmark of success of accumulating over $1 billion in assets with no brokered deposits. The bank offers sophisticated cash management products, internet banking, home mortgage lending, remote deposit express service and highly competitive rates.
ServisFirst Bank was formed in Birmingham in May 2005, opened ServisFirst Bank Huntsville in August 2006, ServisFirst Bank Montgomery in June 2007, and ServisFirst Bank Dothan in September 2008. More information about ServisFirst Bank may be obtained over the internet at www.servisfirstbank.com